Exhibit 1.1

$600,000,000

Kinetic Concepts, Inc.

3.25% Convertible Senior Notes due 2015

Purchase Agreement

April 15, 2008

J.P. Morgan Securities Inc.

Banc of America Securities LLC

As Representatives of the several Initial Purchasers

listed in Schedule 1 hereto

c/o	J.P. Morgan Securities Inc.	Banc of America Securities LLC
	270 Park Avenue	9 West 57th Street, 47th Floor
	New York, New York 10017	New York, NY 10019

Ladies and Gentlemen:

Kinetic Concepts, Inc., a Texas corporation (the “Company”), proposes to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom you are acting as representatives (the “Representatives”), $600,000,000 aggregate principal amount of its 3.25% Convertible Senior Notes due 2015 (the “Firm Securities”). The Securities will be issued pursuant to an Indenture to be dated as of April 21, 2008 (the “Indenture”) among the Company, KCI USA, Inc., a Delaware corporation (the “Subsidiary Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), and will be guaranteed on an unsecured subordinated basis by the Subsidiary Guarantor. The Company also proposes to issue and sell to the Initial Purchasers not more than an additional $90,000,000 aggregate principal amount of its 3.25% Convertible Senior Notes due 2015 (the “Additional Securities”) if and to the extent that the Initial Purchasers shall have determined to exercise the right to purchase such 3.25% Convertible Senior Notes due 2015 granted to the Initial Purchasers in Section 1 hereof. The Firm Securities and the Additional Securities are hereinafter collectively referred to as the “Securities.” The Securities will be convertible into cash, shares (the “Underlying Securities”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), or a combination thereof.

The Securities will be sold to the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering memorandum dated April 15, 2008, (the “Preliminary Offering Memorandum”) and will prepare an offering memorandum dated the date hereof (the “Offering Memorandum”) setting forth information concerning the Company and the Securities. Copies of the Preliminary Offering Memorandum have been, and copies of the Offering Memorandum will be, delivered by the Company to the Initial Purchasers pursuant to the terms of this Agreement. The Company hereby confirms that it has authorized the use of the Preliminary Offering Memorandum, the Time of Sale Information (as defined below) and the Offering Memorandum in connection with the offering and resale of the Securities by the Initial Purchasers in the manner contemplated by this Agreement. References herein to the Preliminary Offering Memorandum, the Time of Sale Information and the Offering Memorandum shall be deemed to refer to and include any document incorporated by reference therein.

At or prior to the time when sales of the Securities were first made (the “Time of Sale”), the following information shall have been prepared (collectively, the “Time of Sale Information”): the Preliminary Offering Memorandum, as supplemented and amended by the written communications listed on Annex A hereto.

The Company and the Subsidiary Guarantor each hereby confirms its agreement with the several Initial Purchasers concerning the purchase and resale of the Securities, as follows:

1. Purchase and Resale of the Securities. (a) The Company agrees to issue and sell the Securities to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 97.75% of the principal amount thereof (the “Purchase Price”) plus accrued interest, if any, from April 21, 2008 to the Closing Date (as defined in Section 2(a))

On the basis of the representations and warranties contained in this Agreement, and subject to its terms and conditions, the Company agrees to sell to the Initial Purchasers, and the Initial Purchasers shall have the right to purchase in whole, or from time to time in part, during the 13 day period beginning on the Closing Date up to $90,000,000 aggregate principal amount of Additional Securities, solely to cover over allotments, at the Purchase Price plus accrued interest, if any, from April 21, 2008 to the date of payment and delivery. If you, on behalf of the Initial Purchasers, exercise such option, you shall so notify the Company in writing, which notice shall specify the aggregate principal amount of Additional Securities to be purchased by the Initial Purchasers and the date on which such Additional Securities are to be purchased. Such date may be the same as the Closing Date and shall be at least one day after the date of such notice.

If any Additional Securities are to be purchased, the number of Additional Securities to be purchased by each Initial Purchaser shall be the number of Additional Securities which bears the same ratio to the aggregate number of Additional Securities being purchased as the number of Firm Securities set forth opposite the name of such Initial Purchaser in Schedule 1 hereto bears to the aggregate number of Firm Securities being purchased from the Company by the several Initial Purchasers.

(b) The Company understands that the Initial Purchasers intend to offer the Securities for resale on the terms set forth in the Time of Sale Information. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) it is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act;

(ii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the Securities Act (“Regulation D”) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; and

(iii) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities as part of their initial offering except to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A under the Securities Act (“Rule 144A”) and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A.

(c) Each Initial Purchaser acknowledges and agrees that the Company and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Sections 6(d) and 6(h), counsel for the Company and counsel for the Initial Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Initial Purchasers, and compliance by the Initial Purchasers with their agreements, contained in paragraph (b) above, and each Initial Purchaser hereby consents to such reliance.

(d) The Company acknowledges and agrees that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.

(e) The Company and the Subsidiary Guarantor acknowledge and agree that the Initial Purchasers are acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Subsidiary Guarantor with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as financial advisors or fiduciaries to, or agents of, the Company or any other person. Additionally, neither the Representatives nor any other Initial Purchaser is advising the Company and the Subsidiary Guarantor or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company and the Subsidiary Guarantor shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representatives nor any other Initial Purchaser shall have any responsibility or liability to the

Company and the Subsidiary Guarantor with respect thereto. Any review by the Representatives or any Initial Purchaser of the Company and the Subsidiary Guarantor and the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives or such Initial Purchaser, as the case may be, and shall not be on behalf of the Company and the Subsidiary Guarantor or any other person.

2. Payment and Delivery. (a) Payment for and delivery of the Firm Securities will be made at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, NY, NY 10017 at 10:00 A.M., New York City time, on April 21, 2008, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date”.

Payment for and delivery of the Additional Securities will be made at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, NY, NY 10017 at 10:00 A.M., New York City time, on the date specified in the notice described in Section 1 or at such other time or place on the same or such other date, not later than May 3, 2008, as the Representatives and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as an “Optional Closing Date”.

(b) Payment for the Firm Securities and Additional Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depository Trust Company, for the account of the Initial Purchasers, of one or more global notes representing the Firm Securities and the Additional Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Note will be made available for inspection by the Representatives not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date or the Optional Closing Date, as the case may be.

3. Representations and Warranties of the Company. The Company and the Subsidiary Guarantor, jointly and severally, represent and warrant to each Initial Purchaser that:

(a) Preliminary Offering Memorandum, Time of Sale Information and Offering Memorandum. The Preliminary Offering Memorandum, as of its date, did not, the Time of Sale Information, at the Time of Sale, did not, and at the Closing Date, will not, and the Offering Memorandum, in the form first used by the Initial Purchasers to confirm sales of the Securities as of its date, did not, and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company and the Subsidiary Guarantor make no representation or warranty with respect to any statements or omissions made in reliance upon and in conformity with information relating to any Initial Purchaser furnished to the Company and the Subsidiary Guarantor in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, the Time of Sale Information or the Offering Memorandum.

(b) Additional Written Communications. Other than the Preliminary Offering Memorandum and the Offering Memorandum, the Company and the Subsidiary Guarantor (including their respective agents and representatives, other than the Initial Purchasers in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not make, use, prepare, authorize, approve or refer to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities other than the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, and other written communications used in accordance with Section 4(c).

(c) Incorporated Documents. The documents incorporated by reference in each of the Time of Sale Information and the Offering Memorandum, when filed with the Commission, conformed or will conform, as the case may be, in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation and warranty with respect to any statements or omissions made in any written communication that constitutes an offer to sell or a solicitation of an offer to buy the Securities (an “Issuer Written Communication”) in reliance upon and in conformity with information relating to any initial Purchaser furnished to the Company in writing by such initial Purchaser expressly for use in any Issuer Written Communication.

(d) Organization and Good Standing. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the State of Texas, has the requisite corporate power and authority to own its property and to conduct its business as described in the Time of Sale Information and the Offering Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a material adverse effect on the financial position, earnings, prospects, results of operations, shareholders’ equity or business affairs of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).

(e) Subsidiaries. Each subsidiary of the Company has been duly organized, is validly existing as a corporation, limited liability company, or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its organization, has the requisite corporate, limited liability company or limited partnership power and authority, as the case may be, to own its property and to conduct its business as described in the Time of Sale Information and the Offering Memorandum and is duly qualified to transact business and is in good standing as a foreign entity in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock, membership interests or partnership interests, as the case may be, of each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) have been duly and validly authorized and issued, are fully paid and non assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except for (x) those that arise in connection with the Credit Agreement, dated as of July 31, 2007, among the Company, Citibank, N.A. as administrative agent, the several banks and other financial institutions from time to time parties thereto, and (y) those disclosed in the Time of Sale Information and the Offering Memorandum.

(f) Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Subsidiary Guarantor; constitutes a valid and legally binding agreement of the Company and the Subsidiary Guarantor enforceable against the Company and the Subsidiary Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”), and except that rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

(g) Capital Stock. The authorized capital stock of the Company conforms as to legal matters in all material respects to the description thereof contained in the Time of Sale Information and the Offering Memorandum.

(h) Common Stock. The shares of Common Stock outstanding prior to the Closing Date have been duly authorized and are validly issued, fully paid and non-assessable.

(i) The Indenture. The Indenture has been duly authorized by the Company and the Subsidiary Guarantor and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company and the Subsidiary Guarantor enforceable against the Company and the Subsidiary Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and on the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(j) The Securities and the Guarantee. The Securities have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture; and the guarantee to be provided by the Subsidiary Guarantor (the “Guarantee”) under the Indenture has been duly authorized by the Subsidiary Guarantor and, when the Guarantee has been duly executed, authenticated, issued and delivered as provided in the Indenture and the Securities have been paid for as provided herein, will constitute valid and legally binding obligations of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(k) The Underlying Securities. Upon issuance and delivery of the Securities in accordance with the Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof into cash, shares of the Underlying Securities, or a combination thereof in accordance with the terms of the Securities; the Underlying Securities reserved for issuance upon conversion of the Securities have been duly authorized and reserved and, when and if issued upon conversion of the Securities in accordance with the terms of the Securities, will be validly issued, fully paid and non-assessable, and the issuance of the Underlying Securities will not be subject to any preemptive or similar rights.

(l) Descriptions of the Transaction Documents. Each of the Indenture, the Securities, the Guarantee and this Agreement (collectively, the “Transaction Documents”) conforms in all material respects to the description thereof contained in each of the Time of Sale Information and the Offering Memorandum.

(m) No Conflicts. The execution and delivery by each the Company and the Subsidiary Guarantor of, and the performance by each the Company and the Subsidiary Guarantor of its obligations under, each of the Transaction Documents will not contravene any provision of applicable law or the articles of incorporation or bylaws of the Company or any of its subsidiaries or any material agreement or other material instrument binding upon the Company or any of its subsidiaries, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by each the Company and the Subsidiary Guarantor of its obligations under each of the Transaction Documents, except such as (i) may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities or (ii) may be required by the rules and regulations of the Financial Industry Regulatory Authority or the New York Stock Exchange.

(n) No Violation or Default. None of the Company or its subsidiaries is (i) in violation of its charter or by-laws or similar organizational documents, (ii) in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject or (iii) in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject, except, in the case of clauses (ii) and (iii), for any default or violation that would not have a Material Adverse Effect.

(o) Statistical and Market Data. The statistical and market-related data included in the Time of Sale Information and the Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate.

(p) No Material Adverse Change. There has not occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Information, except as would not have a Material Adverse Effect.

(q) Legal Proceedings. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries are a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings accurately described in all material respects in the Time of Sale Information and the Offering Memorandum and proceedings that would not reasonably be expected to have a Material Adverse Effect or materially affect the power or ability of the Company or the Subsidiary Guarantor to perform its obligations under each of the Transaction Documents or consummate the transactions contemplated in the Transaction Documents, Time of Sale Information and the Offering Memorandum.

(r) Investment Company Act. The Company and the Subsidiary Guarantor are not, and after giving effect to the offering and sale of the Securities will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(s) Independent Accountants. To the knowledge of the Company, (i) Ernst & Young LLP, who certified the financial statements and supporting schedules, if any, included in the Time of Sale Information and the Offering Memorandum with respect to the Company, are independent public accountants with respect to the Company and its subsidiaries as required by the Exchange Act and the regulations thereunder and (ii) PricewaterhouseCoopers LLP, who certified the financial statements and supporting schedules, if any, included in the Time of Sale Information and the Offering Memorandum with respect to LifeCell, are independent public accountants with respect to LifeCell as required by the Exchange Act and the regulations thereunder. Each of Ernst & Young LLP and PricewaterhouseCoopers LLP are registered public accounting firms within the meaning of Section 102 of the Sarbanes-Oxley Act of 2002.

(t) Financial Statements of the Company. The financial statements of the Company, together with the related schedules and notes, included in each of the Time of Sale Information and the Offering Memorandum present fairly the financial position of the Company and its consolidated subsidiaries as of the dates indicated and their results of operations, shareholders’ equity and cash flows for the periods shown. Such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the period involved. The financial information contained in the Time of Sale Information and Offering memorandum under the headings “Summary – Summary Consolidated Financial information and operating data of Kinetic Concepts, Inc.” and “Selected Consolidated Financial Data of Kinetic Concepts, Inc.” is derived from the accounting records of the Company and its subsidiaries and presents fairly the information shown therein and has been compiled on a basis consistent with that of the audited financial statements incorporated by reference in the Time of Sale Information and Offering Memorandum. The other historical financial and statistical information and data included in the Time of Sale Information and Offering Memorandum are, in all material respects, fairly presented.

(u) Financial Statements of LifeCell Corporation (“LifeCell”). To the knowledge of the Company, (i) the financial statements of LifeCell, together with the related schedules and notes, included in each of the Time of Sale Information and the Offering Memorandum present fairly the financial position of LifeCell and its consolidated subsidiaries as of the dates indicated and their results of operations, shareholders’ equity and cash flows for the periods shown; (ii) such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the period involved; and (iii) the financial information contained in the Time of Sale Information and Offering Memorandum under the headings “Summary – Summary Consolidated Financial information and operating data of LifeCell” and “Selected Consolidated Financial Data of LifeCell” is derived from the accounting records of LifeCell and its subsidiaries and presents fairly the information shown therein and has been compiled on a basis consistent with that of the audited financial statements of LifeCell incorporated by reference in the Time of Sale Information and Offering Memorandum.

(v) Proforma Financial Information. The pro forma financial information, together with the related schedules and notes, included in each of the Time of Sale Information and the Offering Memorandum has been prepared in accordance with the Commission’s rules and guidance with respect to pro forma financial information and the assumptions underlying such pro forma financial information are reasonable and are set forth in each of the Time of Sale Information and the Offering Memorandum.

(w) Environmental Compliance. (i) The Company and its subsidiaries (x) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment, natural resources or relating to the use, handling, storage, transportation, disposal, release or discharge of hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (y) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses (“Environmental Permits”) and (z) are in compliance with all terms and conditions of any such Environmental Permits, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) Environmental Liability. There are no outstanding or ongoing environmental-related obligations, costs or liabilities under any Environmental Laws, and there are no facts or circumstances known to the Company that would reasonably be expected to give rise to such obligations, costs or liabilities in the future (including, without limitation, any capital, operating or remedial expenditures required for investigation, clean up, closure of the real properties owned or operated by the Company and its subsidiaries or compliance with Environmental Laws or any Environmental Permit or potential liabilities to third parties pursuant to any claims by them against the Company, its subsidiaries, or the real property owned or operated by the Company and its subsidiaries pursuant to Environmental Laws) except where such obligations, costs or liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(y) No Registration. Other than (i) this Agreement, (ii) that certain Amended and Restated Agreement Among Shareholders, dated as of January 26, 2005 and (iii) that certain Management Equity Plan effective October 2, 1997 of the Company, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Securities registered pursuant to any registration statement.

(z) Material Liabilities; Material Transactions. Subsequent to the respective dates as to which information is given in the Time of Sale Information and the Offering Memorandum, (i) the Company and its subsidiaries have not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction not in the ordinary course of business; (ii) the Company has not purchased any of its outstanding capital stock, other than from its employees or other service providers in connection with the termination of their service, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock; and (iii) there has not been any material change in the capital stock, short term debt or long term debt of the Company and its subsidiaries, except in each case as described in the Time of Sale Information or the Offering Memorandum.

(aa) Title to Real and Personal Property. The Company and each of its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all real and personal property which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, defects and imperfections of title except such as are described in the Time of Sale Information or the Offering Memorandum or such as do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or that would not be reasonably expected to have a Material Adverse Effect.

(bb) Title to Intellectual Property. The Company and each of its subsidiaries own or possess adequate rights under all patents, copyrights, trademarks, trade names, service marks and know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, the “Intellectual Property Rights”) known by the Company to be necessary for the conduct of their respective businesses, except where the failure to possess such rights would not have a Material Adverse Effect. Except as described in the Time of Sale Information and the Offering Memorandum, the Company and its subsidiaries have not received any written notice of any claim of infringement or conflict with any Intellectual Property Rights of others that, if determined adversely to the Company or any of its subsidiaries would, individually or in the aggregate, have a Material Adverse Effect. To the Company’s knowledge, the conduct of business by the Company and each of its subsidiaries does not infringe or conflict with any Intellectual Property Rights of others, except where any such infringement or conflict would not have a Material Adverse Effect.

(cc) No Labor Disputes. No labor disturbance by or dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened that would reasonably be expected to have a Material Adverse Effect, other than as described in the Time of Sale Information or the Offering Memorandum.

(dd) Insurance. The Company and each of its subsidiaries carry, or are covered by, insurance covering their respective properties, operations, personnel and businesses which insurance is in such amounts and insures against such losses and risks as are adequate to protect the Company and its subsidiaries and their respective businesses. None of the Company or any of its subsidiaries have received notice from any insurer or agent of such insurer that material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance.

(ee) Licenses and Permits. The Company and its subsidiaries possess all material licenses, approvals, certificates, authorizations, consents and permits (collectively, “Government Licenses”) issued by the appropriate federal, state or regulatory authorities necessary to conduct their respective businesses, except where the lack of any such Government License would not reasonably be expected to have a Material Adverse Effect; the Company is in compliance with the terms and conditions of all such Government Licenses, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; all of the Government Licenses are valid and in full force and effect, except where the invalidity of such Government Licenses or the failure of such Government Licenses to be in full force and effect would not reasonably be expected to have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Government License which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have a Material Adverse Effect.

(ff) Accounting Controls. The Company and each of its subsidiaries have established and maintain a system of internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act, and Ernst & Young LLP, the Company’s independent public accountant, has not notified the Company, and the Company is not aware, of any “material weakness” or “significant deficiency” in any such internal control or internal controls (as such terms are defined in Auditing Standard No. 2 of the Public Company Accounting Oversight Board).

(gg) Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), which are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act. Based on the evaluation of the Company’s disclosure controls and procedures described above, the Company is not aware of any deficiencies in the design or operation of the Company’s disclosure controls and procedures.

(hh) Compliance With ERISA. No “prohibited transaction” (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended from time to time, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the reportable events set forth in Section 4043(c) of ERISA (other than events with respect to which the 30 day notice requirement under Section 4043 of ERISA has been waived) has occurred with respect to any employee benefit plan of the Company or any of its subsidiaries which would have a Material Adverse Effect; each such employee benefit plan is in compliance with applicable law, including ERISA and the Code, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect; the Company and each of its subsidiaries have not incurred and do not expect to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan for which the Company or any of its subsidiaries would have any liability that would have a Material Adverse Effect; and each such pension plan maintained by the Company or its subsidiaries that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification, in each case, except where any such failure to qualify or loss of qualification would not have a Material Adverse Effect.

(ii) Sarbanes-Oxley Compliance. There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

(jj) No Unlawful Payments. Neither the Company and the Subsidiary Guarantor nor, to the best knowledge of the Company and the Subsidiary Guarantor, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) violated or is in violation of any federal, state or foreign law pertaining to health care fraud and abuse, except where such uses, violations or payments, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(kk) Stock Options. Except as described in each of the Time of Sale Information and the Offering Memorandum, with respect to the stock options (the “Stock Options”) granted pursuant to the stock-based compensation plans of the Company and its subsidiaries (the “Company Stock Plans”), (i) each Stock Option designated by the Company at the time of grant as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) so qualifies, (ii) each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each such grant was made in accordance with the terms of the Company Stock Plans, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of The New York Stock Exchange and any other exchange on which Company securities are traded, (iv) the per share exercise price of each Stock Option was equal to or greater than the fair market value of a share of Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company’s filings with the Commission in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no policy or practice of the Company of granting, Stock Options prior to, or otherwise coordinating the grant of Stock Options with, the release or other public announcement of material information regarding the Company or its subsidiaries or their results of operations or prospects.

(ll) Rule 144A Eligibility. On the Closing Date, the Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in an automated inter-dealer quotation system; and each of the Time of Sale Information and the Offering Memorandum, each as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.

(mm) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(nn) No General Solicitation. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no representation is made) has solicited offers for, or offered or sold, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(oo) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers contained in Section 1(b) and their compliance with their agreements set forth therein, it is not necessary, in connection with the issuance and sale of the Securities to the Initial Purchasers and the offer, resale and delivery of the Securities by the Initial Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Memorandum, to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(pp) No Stabilization. The Company and the Subsidiary Guarantor have not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(qq) Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company as described in each of the Time of Sale Information and the Offering Memorandum will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

4. Further Agreements of the Company and the Subsidiary Guarantor. The Company and the Subsidiary Guarantor jointly and severally covenant and agree with each Initial Purchaser that:

(a) Delivery of Copies. The Company will deliver to the Initial Purchasers as many copies of the Preliminary Offering Memorandum, any other Time of Sale Information and the Offering Memorandum (including all amendments and supplements thereto) as the Representatives may reasonably request.

(b) Offering Memorandum, Amendments or Supplements. Before finalizing the Offering Memorandum or making or distributing any amendment or supplement to any of the Time of Sale Information or the Offering Memorandum or filing with the Commission any document that will be incorporated by reference therein, the Company will furnish to the Representatives and counsel for the Initial Purchasers a copy of the proposed Offering Memorandum or such amendment or supplement or document to be incorporated by reference therein for review, and will not distribute any such proposed Offering Memorandum, amendment or supplement or file any such document with the Commission to which the Representatives reasonably object.

(c) Additional Written Communications. Before using, authorizing, approving or referring to any Issuer Written Communication (other than written communications that are listed on Annex A hereto and the Offering Memorandum), the Company and the Subsidiary Guarantor will furnish to the Representatives and counsel for the Initial Purchasers a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Representatives reasonably object.

(d) Notice to the Representatives. The Company and the Subsidiary Guarantor will advise the Representatives promptly, and confirm such advice in writing, (i) of the issuance by any governmental or regulatory authority of any order preventing or suspending the use of any of the Time of Sale Information or the Offering Memorandum or the initiation or threatening of any proceeding for that purpose; (ii) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities as a result of which any of the Time of Sale Information or the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when such Time of Sale Information or the Offering Memorandum is delivered to a purchaser, not misleading; and (iii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order preventing or suspending the use of any of the Time of Sale Information or the Offering Memorandum or suspending any such qualification of the Securities and, if any such order is issued, will obtain as soon as possible the withdrawal thereof.

(e) Ongoing Compliance of the Offering Memorandum and Time of Sale Information. (1) If at any time prior to the completion of the initial offering of the Securities (i) any event shall occur or condition shall exist as a result of which the Offering Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, not misleading or (ii) it is necessary to amend or supplement the Offering Memorandum to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to the Offering Memorandum (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in the Offering Memorandum as so amended or supplemented (or including such document to be incorporated by reference therein) will not, in the light of the circumstances existing when the Offering Memorandum is delivered to a purchaser, be misleading or so that the Offering Memorandum will comply with law and (2) if at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Time of Sale Information to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not, in light of the circumstances under which they were made, be misleading.

(f) Blue Sky Compliance. The Company will endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request.

(g) Clear Market. Without the prior written consent of the Representatives, the Company will not, during the period (the “Lock-up Period”) commencing on the date hereof and ending 90 days after the date of the Offering Memorandum, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, (ii) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock (other than a registration statement on Form S-8) or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of Common Stock, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of Common Stock or such other securities in cash or otherwise. The foregoing sentence shall not apply to (a) the sale of any Securities to the Initial Purchasers pursuant to this Agreement, or the issuance of the Underlying Securities upon conversion of the Securities, (b) the issuance of shares of Common Stock upon the exercise of an option or the conversion of a security which is outstanding as of the date hereof, (c) the issuance of shares of Common Stock or options to purchase shares of Common Stock or other securities pursuant to any employee benefit plan, stock option plan, equity plan or employee stock purchase plan of the Company existing on the date hereof and as described in the Time of Sale Information or the Offering Memorandum or (d) the issuance of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock or any other securities pursuant to the convertible note hedge transaction and warrant transaction described under “Convertible Note Hedge and Warrant Transactions” in the Offering Memorandum.

(h) Underlying Securities. The Company will reserve and keep available at all times, free of pre-emptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy all obligations to issue the Underlying Securities upon conversion of the Securities. The Company will use its best efforts to cause the Underlying Securities to be listed on the New York Stock Exchange.

(i) Supplying Information. While the Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, furnish to holders of the Securities and prospective purchasers of the Securities designated by such holders, in each case upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(j) PORTAL and DTC. The Company will assist the Initial Purchasers in arranging for the Securities to be designated Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) Market securities in accordance with the rules and regulations adopted by the NASDAQ Stock Market LLC (the “NASDAQ”) relating to trading in the PORTAL Market and for the Securities to be eligible for clearance and settlement through The Depository Trust Company (“DTC”).

(k) Indenture Qualification. At such time as may be so required, the Company will qualify the Indenture under the Trust Indenture Act, and to enter into any necessary supplemental indentures in connection therewith;

(l) No Resales by the Company. During the period from the Closing Date until one year after the Closing Date or the Option Closing Date, if applicable, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Securities that have been acquired by any of them, except for Securities purchased by the Company or any of its affiliates and resold in a transaction registered under the Securities Act.

(m) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

(n) No General Solicitation. None of the Company or any of its affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(o) Conversion Price. Between the date hereof and the Closing Date, the Company will not do or authorize any act that would reasonably be expected to result in an adjustment of the conversion price.

(p) Future Reports to Shareholders. The Company will make available to its shareholders as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Final Offering Memorandum), to make available to its shareholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail.

(q) Investment Limitation. The Company shall not invest or otherwise use the proceeds received by the Company from its sale of the Securities in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the Investment Company Act.

(r) New Lock-Up Agreements. The Company will enforce all agreements between the Company and any of its security holders to be entered into pursuant to this Agreement that prohibit the sale, transfer, assignment, pledge or hypothecation of any of the Company’s securities. In addition, the Company will direct the transfer agent to place stop transfer restrictions upon any such securities of the Company that are bound by such “lock-up” agreements for the duration of the periods contemplated in such agreements.

5. Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) the Preliminary Offering Memorandum and the Offering Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum, (iii) any written communication listed on Annex A or prepared pursuant to Section 4(c) above (including any electronic roadshow), (iv) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (v) any written communication relating to or that contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Preliminary Offering Memorandum or the Offering Memorandum.

6. Conditions of Initial Purchasers’ Obligations. The obligation of each Initial Purchaser to purchase Firm Securities on the Closing Date or Additional Securities on the Optional Closing Date as provided herein is subject to the representations and warranties of the Company and the Subsidiary Guarantor contained in this Agreement being true and correct as of the Closing Date or the Optional Closing Date, as the case may be, the performance by the Company and the Subsidiary Guarantor of its covenants and other obligations hereunder and to the following additional conditions:

(a) No Downgrade; No Material Adverse Change. Subsequent to the execution and delivery of this Agreement and prior to the Closing Date or the Optional Closing Date, as the case may be:

(i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the Company’s securities or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and

(ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Information or the Offering Memorandum provided to prospective purchasers of the Securities that, in the Representatives’ judgment, is material and adverse and that makes it, in the Representatives’ judgment impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Information or the Offering Memorandum.

(b) Officer’s Certificate. The Initial Purchasers shall have received on the Closing Date or the Optional Closing Date, as the case may be, a certificate, dated the Closing Date or the Optional Closing Date, as the case may be, and signed by an executive officer of the Company, to the effect set forth in Section 6(a) above and to the effect (x) that the representations and warranties of the Company and the Subsidiary Guarantor contained in this Agreement are true and correct as of the Closing Date or the Optional Closing Date, as the case may be, and (y) that the Company and the Subsidiary Guarantor has each complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date or the Optional Closing Date, as the case may be,. The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings or other matters threatened.

(c) Comfort Letters. On the date of this Agreement and on the Closing Date and the Optional Closing Date, as the case may be, Ernst & Young LLP and PricewaterhouseCoopers shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Time of Sale Information and the Offering Memorandum; provided that the letter delivered on the Closing Date and the Optional Closing Date, as the case may be, shall use a “cut-off” date no more than three business days prior to the Closing Date or such Optional Closing Date, as the case may be.

(d) Opinion of Outside Counsel for the Company. Skadden, Arps, Slate Meagher & Flom LLP, outside counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion, dated the Closing Date or the Optional Closing Date, as the case may be, and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex C hereto.

(e) Opinion of Special Texas Counsel for the Company. Cox Smith Matthews, Incorporated, special Texas counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion, dated the Closing Date or the Optional Closing Date, as the case may be, and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex D hereto.

(f) Opinion of Intellectual Property Counsel for the Company. Robert William Mason, intellectual property counsel for the Company, shall have furnished to the Representatives, at the request of the Company, his written opinion, dated the Closing Date or the Optional Closing Date, as the case may be, and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex E hereto.

(g) Opinion of Special Regulatory Counsel for the Company. Fulbright & Jaworski LLP, special federal healthcare regulatory counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion, dated the Closing Date or the Optional Closing Date, as the case may be, to the effect set forth in Annex F hereto.

(h) Opinion of Counsel for the Initial Purchasers. The Representatives shall have received on and as of the Closing Date or the Optional Closing Date, as the case may be, an opinion of Davis Polk & Wardwell, counsel for the Initial Purchasers, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(i) PORTAL and DTC. The Securities shall have been approved by the NASDAQ for trading in the PORTAL Market and shall be eligible for clearance and settlement through DTC.

(j) Lock-up Agreements. The “lock-up” agreements, each substantially in the form of Exhibit A hereto, of the officers and directors of the Company identified on Exhibit A-1 relating to sales and certain other dispositions of shares of Common Stock or certain other securities, shall have been delivered to the Representatives on or before the date hereof and shall be in full force and effect on the Closing Date;

(k) Listing. An application for the listing of the Underlying Securities shall have been submitted to the Exchange;

(l) Additional Documents. On or prior to the Closing Date or the Optional Closing Date, as the case may be, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7. Indemnification and Contribution.

(a) Indemnification of the Initial Purchasers. The Company and the Subsidiary Guarantor jointly and severally agree to indemnify and hold harmless each Initial Purchaser, its affiliates, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein.

(b) Indemnification of the Company. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company and the Subsidiary Guarantor, each of its directors and officers and each person, if any, who controls the Company or the Subsidiary Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company and the Subsidiary Guarantor in writing by such Initial Purchaser through the Representatives expressly for use in the Preliminary Offering Memorandum, any of the other Time of Sale Information, any Issuer Written Communication or the Offering Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following: (i) the list of Initial Purchasers and their respective participation in the sale of the Securities immediately after the first paragraph under the heading “Plan of Distribution,” (ii) the fourth paragraph under the heading “Plan of Distribution,” and (iii) the tenth paragraph under the heading “Plan of Distribution” related to stabilizing transactions and syndicate covering transactions.

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by the Representatives and any such separate firm for the Company and the Subsidiary Guarantor, their respective directors and officers and any control persons of the Company and the Subsidiary Guarantor shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Subsidiary Guarantor on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company and the Subsidiary Guarantor on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Subsidiary Guarantor on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith, as provided in this Agreement, bear to the aggregate offering price of the Securities. The relative fault of the Company and the Subsidiary Guarantor on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Subsidiary Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Company, the Subsidiary Guarantor and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

8. Termination. This Agreement may be terminated in the absolute discretion of the Representatives, by notice to the Company, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade (ii) trading of any securities of the Company or its subsidiaries shall have been suspended on any exchange or in any over the counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, individually or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Information and the Offering Memorandum.

9. Defaulting Initial Purchaser. (a) If, on the Closing Date or an Optional Closing Date, any Initial Purchaser defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any Initial Purchaser, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of a defaulting Initial Purchaser, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date or the Optional Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, the Offering Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Time of Sale Information or the Offering Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Securities that a defaulting Initial Purchaser agreed but failed to purchase.

(b) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the

Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased on the Closing Date or the Optional Closing Date does not exceed one-eleventh of the aggregate principal amount of all the Securities, to be purchased on such date then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder on such date) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased on the Closing Date or the Optional Closing Date exceeds one-eleventh of the aggregate principal amount of all the Securities to be purchased on such date, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Company or the Subsidiary Guarantor, except that the Company and the Subsidiary Guarantor will continue to be liable for the payment of expenses as set forth in Section 10 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company, the Subsidiary Guarantor or any non-defaulting Initial Purchaser for damages caused by its default.

10. Payment of Expenses. (a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company and the Subsidiary Guarantor agree to pay or cause to be paid all costs and expenses incident to the performance of their respective obligations hereunder, including without limitation, (i) the costs incident to the authorization, issuance, sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the costs incident to the preparation and printing of the Preliminary Offering Memorandum, any other Time of Sale Information and the Offering Memorandum (including any amendment or supplement thereto) and the distribution thereof; (iii) the costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and expenses of the Company’s and the Subsidiary Guarantor’s counsel and independent accountants; (v) the fees and expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such parties); (viii) all expenses and application fees incurred in connection with the application for the inclusion of the Securities on the PORTAL Market and the approval of the Securities for book-entry transfer by DTC; (ix) any fees or costs incident to listing the Underlying Securities on the Exchange; and (x) all expenses incurred by the Company in connection with any “road show” presentation to potential investors.

(b) If (i) this Agreement is terminated pursuant to Section 8, (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement, the Company and the Subsidiary Guarantor jointly and severally agree to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby.

11. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Initial Purchaser referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

12. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company, the Subsidiary Guarantor and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company, the Subsidiary Guarantor or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company, the Subsidiary Guarantor or the Initial Purchasers.

13. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended; (d) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; (e) the term “written communication” has the meaning set forth in Rule 405 under the Securities Act; and (f) the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

14. Miscellaneous. (a) Authority of the Representatives. Any action by the Initial Purchasers hereunder may be taken by Banc of America Securities and J.P. Morgan Securities Inc. on behalf of the Initial Purchasers, and any such action taken by Banc of America Securities and J.P. Morgan Securities Inc. shall be binding upon the Initial Purchasers.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Representatives c/o Banc of America Securities, 9 West 57th Street, 47th Floor, New York, NY 10019, Attention: ECM Legal and J.P. Morgan Securities Inc., 277 Park Avenue, New York, New York 10172 (fax: (212)-622-8358), Attention: Legal, Equity-linked Capital Markets. Notices to the Company and the Subsidiary Guarantor shall be given to them at Kinetic Concepts, Inc., 8023 Vantage Drive, San Antonio, Texas 78230 (tel: (210-524-9000), Attention: Stephen Seidel.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

KINETIC CONCEPTS, INC.

By	/s/ Martin J. Landon
Title:	Senior Vice President

KCI USA, INC.

By	/s/ Martin J. Landon
Title:	Vice President

Accepted: April 15, 2008

J.P. MORGAN SECURITIES INC.
BANC OF AMERICA SECURITIES LLC

For themselves and on behalf of the several Initial Purchasers listed in Schedule 1 hereto.

J.P. MORGAN SECURITIES INC.

By	/s/ Santosh Sreenivasan
Authorized Signatory

BANC OF AMERICA SECURITIES LLC

By	/s/ Thomas M. Morrison
Authorized Signatory

Schedule 1

Initial Purchaser	Principal Amount
Banc of America Securities LLC	$276,000,000
J.P. Morgan Securities Inc.	276,000,000
SunTrust Robinson Humphrey, Inc.	30,000,000
Wachovia Capital Markets, LLC	18,000,000

Total	$600,000,000

I-1

ANNEX A

Additional Time of Sale Information

Term sheet containing the terms of the securities, substantially in the form of Annex B.

A-1

ANNEX B

JPMorgan

Banc of America Securities LLC

Pricing Term Sheet for 3.25% Convertible Senior Notes due 2015

Issued By Kinetic Concepts, Inc.

This pricing term sheet relates to the notes (as such term is defined below) and should be read together with the preliminary offering memorandum for the notes dated April 15, 2008. This pricing term sheet supplements, and to the extent inconsistent supersedes, such preliminary offering memorandum.

Issuer:	Kinetic Concepts, Inc.

Title of securities:	3.25% Convertible Senior Notes due 2015 (the “notes”).

Aggregate principal amount offered:	$600,000,000 of notes (excluding the initial purchasers’ option to purchase up to $90,000,000 of additional notes).

Proceeds net of any commissions payable to the initial purchasers in connection with the offering:	Approximately $586.5 million (excluding the initial purchasers’ option to purchase up to $90,000,000 of additional notes).

Maturity:	The notes will mature on April 15, 2015, subject to earlier repurchase or conversion.

Annual interest rate:	3.25% per annum.

Interest payment dates:	Interest will accrue from April 21, 2008, and will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008.

Initial conversion price:	Approximately $51.34 per share of common stock.

Initial conversion rate:	19.4764 shares of common stock per $1,000 aggregate principal amount of notes.

Initial conversion trigger price:	Approximately $66.74.

Aggregate Share Cap:	The lower of (i) the maximum number of shares we may issue without shareholder approval pursuant to New York Stock Exchange listing requirements, which as of April 15, 2008 was equal to 14,463,700 shares of our common stock, and (ii) the product of (x) a conversion rate of 19.4764 (subject to adjustments as set forth under “—Conversion Rate Adjustments” in the preliminary offering memorandum) and (y) the aggregate principal amount of the notes issued under the indenture, divided by $1,000.

Certain listing standards of the New York Stock Exchange may limit the amount by which the Issuer may increase the conversion rate pursuant to certain events involving it:	Certain listing standards of the New York Stock Exchange may limit the amount by which the Issuer may increase the conversion rate pursuant to the events described in clauses (2) through (5) in the section captioned “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the preliminary offering memorandum. These standards generally require the Issuer to obtain the approval of its stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless the Issuer obtains stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether the Issuer then has a class of securities listed on the New York Stock Exchange. Accordingly, in the event the Issuer is required to deliver 20% or more of the Issuer’s common stock outstanding at the time the notes are issued as a result of one of the events described in clauses (2) through (5) in the section captioned “Description of Notes—Conversion Rights—Conversion Rate Adjustments” in the preliminary offering memorandum, the Issuer will, at its option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the opening price of the Issuer’s common stock on the date when such shares would otherwise be required to be distributed).

Agreement with respect to Issuer’s 2009 Annual Shareholders’ Meeting:	The Issuer has agreed to include for vote by the shareholders of the Issuer during its annual shareholder meeting to be held in 2009 and will endorse in the proxy materials for such meeting the approval, in accordance with New York Stock Exchange listing requirements, of the issuance of shares of the Issuer’s common stock upon conversion of the notes in excess of the Aggregate Share Cap.

Subordinated subsidiary guarantee of principal and interest:	KCI USA, Inc. (the “subsidiary guarantor”), an operating subsidiary of the Issuer, will guarantee the principal and interest payable under the notes on a contractually subordinated basis to its secured guarantee of the Issuer’s existing credit agreement and any new credit facilities the Issuer enters into in the future, as described under “Description of Notes–Subsidiary Guarantee” in the preliminary prospectus supplement.

Use of proceeds:	The Issuer intends to use the net proceeds of the offering to pay the cost to the Issuer of the convertible note hedge transactions, taking into account the proceeds to the Issuer of the warrant transactions that the Issuer intends to enter into with J.P. Morgan Securities Inc., Banc of America Securities LLC and/or their affiliates, and the balance to fund a portion of the purchase price for the Acquisition, or if the Acquisition is not completed, the Issuer intends to use the net proceeds for general corporate purposes, which may include the payment of a $50 million termination fee to LifeCell.

Pro Forma Statement of Earnings:	The pro forma condensed combined statement of earnings for the year ended December 31, 2007 assumed in the preliminary offering memorandum an annual interest rate of 2.75% on $600 million of convertible debt, instead of the 3.25% per annum interest rate that will apply to the notes.

Pledge Exception to Director Lock-ups:	During the 90-day lock-up period that applies to transfers of common stock of the Issuer, one of the directors of the Issuer will be permitted to maintain or renew a pledge of up to 3,000,000 shares of common stock of the Issuer that are currently pledged to secure borrowings of that director. This exception supersedes the lock-up exception for a re-pledge of up to 2,000,000 shares by that director described in the preliminary offering memorandum.

Trade Date:	April 16, 2008

Settlement:	April 21, 2008

CUSIP Number:	49460W AF6

Co-Managers:	SunTrust Robinson Humphrey, Wachovia Securities

Adjustment to conversion rate upon a make-whole fundamental change:	The following table sets forth the hypothetical stock prices and the number of additional shares Holders who elect to convert their notes in connection with a make-whole fundamental change will be, under certain circumstances, entitled to a make-whole premium in the form of any increase in the conversion rate for the notes so surrendered for conversion in connection with such make-whole fundamental change by which the conversion rate for the notes will be increased per $1,000 principal amount of notes upon conversion in connection with a make-whole fundamental change:

Stock Price

Effective Date	$40.27	$60.00	$80.00	$100.00	$120.00	$140.00	$160.00	$180.00	$200.00	$220.00	$240.00	$260.00	$280.00
April 15, 2008	5.3560	3.0285	1.7977	1.1879	0.8352	0.6093	0.4542	0.3427	0.2596	0.1965	0.1476	0.1094	0.0795
April 15, 2009	5.3560	2.8815	1.6622	1.0812	0.7539	0.5476	0.4072	0.3065	0.2317	0.1747	0.1307	0.0962	0.0692
April 15, 2010	5.3560	2.6964	1.4946	0.9515	0.6567	0.4749	0.3525	0.2651	0.2001	0.1505	0.1120	0.0819	0.0582
April 15, 2011	5.3560	2.4500	1.2808	0.7913	0.5397	0.3891	0.2889	0.2174	0.1641	0.1231	0.0911	0.0660	0.0462
April 15, 2012	5.3560	2.1198	1.0098	0.5975	0.4029	0.2911	0.2175	0.1646	0.1246	0.0935	0.0689	0.0494	0.0340
April 15, 2013	5.3560	1.6486	0.6593	0.3650	0.2454	0.1800	0.1365	0.1043	0.0793	0.0594	0.0433	0.0304	0.0200
April 15, 2014	5.3560	0.9253	0.2244	0.1140	0.0810	0.0617	0.0476	0.0367	0.0279	0.0208	0.0148	0.0098	0.0055
April 15, 2015	5.3560	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

•

if the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the stock price is greater than $280.00 per share (subject to adjustment), no additional shares will be issued upon conversion; and

•	if the stock price is less than $40.27 per share (subject to adjustment), no additional shares will be issued upon conversion.

Notwithstanding the foregoing, in no event will the product of (i) the conversion rate (including additional shares set forth in the table above) and (ii) the aggregate principal amount of notes issued under the indenture, divided by $1,000, exceed the Aggregate Share Cap (subject to adjustments as set forth under “—Conversion Rate Adjustments” in the preliminary offering memorandum).

This communication is intended for the sole use of the person to whom it is provided by the sender.

These notes have not been registered under the Securities Act of 1933, as amended, and may only be sold to qualified institutional buyers pursuant to Rule 144A or pursuant to another applicable exemption.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX C

Opinion of Outside Counsel for the Company

C-1

ANNEX D

Opinion of Special Texas Counsel for the Company

D-1

ANNEX E

Opinion of Intellectual Property Counsel for the Company

E-1

ANNEX F

Opinion of Special Regulatory Counsel for the Company

F-1

Exhibit A

FORM OF LOCK-UP LETTER

Ex. A-1